                                                                   EXHIBIT(m)(4)

                                  SCHEDULE "A"

                     DISTRIBUTION AND SERVICES PLAN (12b-1)
                                OF ABN AMRO FUNDS

Below are listed to the Trust's separate series of shares under which this Distribution and Services Plan is to be performed as of the date hereof.

                                 ABN AMRO FUNDS

                      ABN AMRO Value Fund - Class N Shares
              ABN AMRO/Veredus Select Growth Fund - Class N Shares
                   ABN AMRO Real Estate Fund - Class N Shares
                 ABN AMRO High Yield Bond Fund - Class N Shares
              ABN AMRO Investment Grade Bond Fund - Class N Shares
         ABN AMRO/River Road Dynamic Equity Income Fund - Class N Shares
            ABN AMRO/River Road Small Cap Value Fund - Class N Shares
                  ABN AMRO Mid Cap Growth Fund - Class N Shares
             ABN AMRO Government Money Market Fund - Class S Shares
                   ABN AMRO Money Market Fund - Class S Shares
             ABN AMRO Tax-Exempt Money Market Fund - Class S Shares
              ABN AMRO Treasury Money Market Fund - Class S Shares

This Schedule "A" may be amended from time to time upon approval of the Board of Trustees of the Trust including a majority of the disinterested Trustees and, if required, by vote of a majority of the outstanding shares of beneficial interest affected.

As of June 21, 2001
As amended: December 20, 2001
As amended: March 21, 2002
As amended: December 19, 2002
As amended: February 17, 2003
Approved:  December 18, 2003
As amended: December 16, 2004
As amended: June 16, 2005